First Federal Banc of the Southwest, Inc.
                          300 North Pennsylvania Avenue
                            Roswell, New Mexico 88201
                            Telephone: (505) 622-6201
                            Facsimile: (505) 627-2411


April 6, 2005

VIA FACSIMILE AND EDGAR
-----------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re:  First Federal Banc of the Southwest, Inc.
             (Registration Number 333-120729)
             Request for Acceleration of Effectiveness
             -----------------------------------------

Ladies and Gentlemen:

     On behalf of First Federal Banc of the Southwest, Inc., a Delaware corporation (the "Company"), we hereby request that the Company's Registration Statement on Form S-4 be declared effective on April 8, 2005, at 3:00 p.m., or as soon thereafter as is practicable.

                                           Very truly yours,

                                           /s/ Aubrey L. Dunn, Jr.

                                           Aubrey L. Dunn, Jr.
                                           President and Chief Executive Officer